CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this form 10KSB Annual Report pursuant to section 13 or 15 (d) of the Securities Exchange Act of 1934 Composite Industries Of America, Inc. (F/K/A World Homes, Inc./Affordable Homes Of America, Inc. and Subsidiaries) of our report dated September 14, 2001 (except as to note 20 which is as of October 3, 2001)

By: /s/ Pascale, Razzino, Alexanderson & Co., PLLC
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Pascale, Razzino, Alexanderson & Co., PLLC
North Bellmore, New York  11710

October 9, 2001